FORM 3
                                                           OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:         3235-0104
                                                   Expires:   September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)


1. Name and Address of Reporting Person*

   Kelley                            Nanette                            N.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   P.O. Box 788
--------------------------------------------------------------------------------
                                    (Street)

Baton Rouge                          Louisiana                       70821
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)

--------------------------------------------------------------------------------
2. Date of event Requiring Statement (Month/Day/Year)

   10/16/97
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   ERLY Industries Inc. ("ERLY")
--------------------------------------------------------------------------------
5. Relationship of Reporting Persons to Issuer
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (check Applicable Line)

   _____ Form filed by One Reporting Person


     X   Form filed by More than One Reporting Person
   -----
--------------------------------------------------------------------------------

                                      Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

     Common Stock                   26,400(1)                         D
--------------------------    ---------------------------      -----------------        ------------------------------------------
     Common Stock                  730,937(2)                         D
--------------------------    ---------------------------      -----------------        ------------------------------------------
     Common Stock                        7(3)                         D
--------------------------    ---------------------------      -----------------        ------------------------------------------
     Common Stock                        5(4)                         D
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).



                                                                         (Over)
                                                                SEC 1473 (7-96)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month/Day/                                         Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               of
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses:

(1) These shares are owned solely by Nanette N. Kelley, who is a member of a "group" with The Powell Group, Farmers Rice Milling Company, Inc., First Global Securities, Inc. and Noble B. Trenham for purposes of Section 13(d) of the Exchange Act.

(2) These shares are owned directly by Farmers Rice Milling Company, Inc. ("Farmers Rice") and indirectly by (a) The Powell Group, the parent corporation of Farmers Rice, and (b) Nanette N. Kelley, the President and Chief Executive Officer of each of The Powell Group and Farmers Rice.

(3)  These shares are owned directly by Noble B. Trenham.

(4) These shares are owned directly by First Global Securities, Inc. and indirectly by Noble B. Trenham, Co-Chairman and Chief Investment Officer of First Global Securities, Inc.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                             /s/ Nanette N. Kelley           October 25, 1997
                          -------------------------------    ----------------
                          **Signature of Reporting Person          Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2
                                                                  SEC 1473(7-96)

                            JOINT FILER INFORMATION

Name:     The Powell Group

Address:  P.O. Box 788
          Baton Rouge, Louisiana 70821

Designated Filer:    Nanette N. Kelley

Issuer & Ticker Symbol:  ERLY Industries Inc. (ERLY)

Date Of Event Requiring Statement:  10/16/97

Signature:      The Powell Group

                By:  /s/ Nanette N. Kelley
                    ------------------------------------
                    Nanette N. Kelley, President and Chief Executive Officer


Name:     Farmers Rice Milling Company, Inc.

Address:  P.O. Box 788
          Baton Rouge, Louisiana 70821

Designated Filer:    Nanette N. Kelley

Issuer & Ticker Symbol:  ERLY Industries Inc. (ERLY)

Date Of Event Requiring Statement:  10/16/97

Signature:      Farmers Rice Milling Company, Inc.

                By:  /s/ Nanette N. Kelley
                    ------------------------------------
                    Nanette N. Kelley, President and Chief Executive Officer

Name:        First Global Securities, Inc.

Address:     790 East Colorado Boulevard, Suite 500
             Pasadena, California 91101

Designated Filer:    Nanette N. Kelley

Issuer & Ticker Symbol:    ERLY Industries Inc. (ERLY)

Date of Event Requiring Statement:  10/16/97

Signature:    First Global Securities, Inc.

              By: /s/ Noble B. Trenham
                 ---------------------------------------
                  Noble B. Trenham, Co-Chairman and Chief Investment Officer


Name:         Noble B. Trenham

Address:      c/o First Global Securities, Inc.
              790 East Colorado Boulevard, Suite 500
              Pasadena, California 91101

Designated Filer:     Nanette N. Kelley

Issuer & Ticker Symbol:     ERLY Industries Inc. (ERLY)

Date of Event Requiring Statement:  10/16/97

Signature:   /s/ Noble B. Trenham
            ------------------------------------
                 Noble B. Trenham

                                  Page 4 of 4